Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results;
Earnings per common share increased to $2.11 for the quarter and $2.64 for the year; Net interest margin expanded by 26bps; Announced share buyback program
ST. PETERSBURG, FL. — January 30, 2025 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income of $9.8 million, or $2.27 per common share, or $2.11 per diluted common share, for the fourth quarter of 2024, an increase of 759.8% compared to $1.1 million, or $0.18 per common share and diluted common share, in the third quarter of 2024. Net income for the year ended December 31, 2024 was $12.6 million, or $2.68 per common share, or $2.62 per diluted common share, compared to $5.7 million, or $1.16 per common share, or $1.12 per diluted common share for the year ended December 31, 2023.
“We reported strong fourth quarter 2024 results, highlighted by quarterly net interest margin expansion and improved operating efficiencies,” stated Thomas G. Zernick, Chief Executive Officer. “Net income increased substantially compared to the preceding quarter, led by increases in net interest income, higher gain on sale of government guaranteed loans, and a gain on sale of two branch office properties, which was part of a sale-leaseback transaction. It’s worth noting that we continue to lease these two branch offices, resulting in no impact to our existing branch network. As a result of this transaction, we recorded an after-tax gain on sale of the properties of $8.7 million during the fourth quarter of 2024.”
“The strength of our community bank business model, which includes serving individuals, families, and small businesses, coupled with results from our government guaranteed banking division, continues to fuel our operating results,” Zernick continued. “Our government guaranteed banking team had a solid quarter, producing $107.8 million in new government guaranteed loans, which was an improvement compared to the third quarter of 2024. Our lenders remain focused on meeting loan origination targets, while also adhering to prudently conservative credit quality metrics.
“One of the highlights of the full year 2024 was the $1.1 million reduction in noninterest expenses compared to 2023. When we completed our near-term branch expansion plans in early 2024, we focused on reducing operating expenses by leveraging technology investments to better manage headcount and related incentive compensation, while at the same time growing the franchise. As we look to the new year, we will continue initiatives that are designed to further increase our efficiency, lower costs, and maximize the investments we've already made in technology and in our banking centers. While we are pleased with the progress during the fourth quarter and the year, we are excited to continue our forward momentum and further boost our results in 2025,” said Zernick.
“Additionally, the Board of Directors authorized a share repurchase program on January 28, 2025. We believe our stock offers an attractive investment and repurchasing stock is a means for building long-term shareholder value,” said Zernick. “We are confident about the growth of our Company, and we believe that when our shares are undervalued, repurchases represent a value-enhancing deployment of capital.”

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

Fourth Quarter 2024 Performance Review
•In December 2024, the Company entered into a sale-leaseback agreement for two branch office properties for an aggregate cash purchase price of $15.0 million. As a result of this transaction, the Company recorded a pre-tax gain on sale of the properties of $11.6 million.
•The Company’s government guaranteed loan team originated $107.8 million in new loans during the fourth quarter of 2024, an increase from $94.4 million of loans produced in the previous quarter, and a decrease from $144.9 million of loans produced during the fourth quarter of 2023. Since the launch in 2022 of the Company's Bolt loan program, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less, the Company has originated 5,726 Bolt loans totaling $741.5 million, of which 495 Bolt loans totaling $64.8 million were originated during the fourth quarter. No newly originated government guaranteed loans were measured at fair value during the fourth quarter of 2024 versus $34 million in the third quarter of 2024 and $53 million in the fourth quarter of 2023.
•Loans held for investment increased by    $24.1 million, or 2.3%, during the fourth quarter of 2024 to $1.07 billion and increased $150.8 million, or 16.5%, over the past year. During the quarter, the Company originated $158.7 million of loans and sold $94.5 million of government guaranteed loan balances.
•Deposits increased $31.0 million, or 2.8%, during the fourth quarter of 2024 and increased $158.1 million, or 16.0%, over the past year to $1.14 billion.
•Book value and tangible book value at December 31, 2024 were $22.95 per common share, an increase from $20.86 at September 30, 2024.
•Net interest margin increased by 26 basis points to 3.60% in the fourth quarter of 2024, from 3.34% in the third quarter of 2024 and 12 basis points from 3.48%in the fourth quarter of 2023.
Results of Operations
Net Income
Net income was $9.8 million for the fourth quarter of 2024, compared to $1.1 million in the third quarter of 2024 and $1.7 million in the fourth quarter of 2023. The increase in net income for the fourth quarter of 2024 from the preceding quarter was primarily the result of the pre-tax gain on sale of two branch office properties of $11.6 million, which was part of a sale-leaseback transaction. Also contributing to higher earnings was an increase in net interest income of $1.2 million, an increase in gain on sale of government guaranteed loans of $2.3 million, and a decrease in noninterest expense of $1.7 million, partially offset by an increase in provision for credit losses of $1.4 million, a decrease in government guaranteed loan fair value gains of $3.5 million, and an increase in income tax expense on continuing operations of $2.9 million. The decrease in fair value gains on government guaranteed loans was the result of not measuring any newly originated government guaranteed loans at fair value in the fourth quarter. The increase in net income from the fourth quarter of 2023 was due to the pre-tax gain on sale of two branch office properties of $11.6 million, an increase in net interest income of $1.8 million, an increase in gain on sale of government guaranteed loans of $1.4 million, and lower noninterest expense of $3.1 million. This was partially offset by an increase in provision for credit losses of $1.8 million, a decrease in government guaranteed loan fair value gains of $4.8 million, and an increase in income tax expense on continuing operations of $2.6 million.
For the year ended December 31, 2024, net income was $12.6 million, an increase from $5.7 million from the year ended December 31, 2023. The increase was primarily due to the pre-tax gain on sale of two branch office properties of $11.6 million, an increase in net interest income of $1.6 million, higher gain on sale of government guaranteed loans of $3.7 million, and lower noninterest expense of $0.9 million, partially offset by higher provision for credit losses of $4.3 million, a decrease in government guaranteed fair value gains of $5.9 million and higher income tax expense on continuing operations of $2.2 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $10.7 million in the fourth quarter of 2024, an increase from $9.4 million during the third quarter of 2024, and an increase from $8.9 million during the fourth quarter of 2023. The net

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

interest margin increased by 26 basis points to 3.60% in the fourth quarter of 2024, from 3.34% in the third quarter of 2024 and 12 basis points from 3.48%in the fourth quarter of 2023.
The increase in net interest income from continuing operations during the fourth quarter of 2024, as compared to the third quarter of 2024, was mainly due to a decrease in interest cost on deposits of $1.0 million.
The increase in net interest income from continuing operations during the fourth quarter of 2024, as compared to the year ago quarter, was mainly due to an increase in loan interest income, including fees, of $3.0 million, partially offset by higher interest expense on deposits of $0.9 million.
Net interest income from continuing operations was $38.0 million for the year ended December 31, 2024, an increase from $36.4 million for the year ended December 31, 2023. The increase was mainly due to an increase in loan interest income, including fees, of $15.6 million, partially offset by an increase in interest expense on deposits of $12.1 million.
Noninterest Income
Noninterest income from continuing operations was $22.3 million for the fourth quarter of 2024, which was an increase from $12.3 million in the third quarter of 2024 and an increase from $14.7 million in the fourth quarter of 2023. The increase in the fourth quarter of 2024, as compared to the third quarter of 2024, was primarily the result of the pre-tax gain on sale of two branch office properties of $11.6 million, which was part of a sale-leaseback transaction, and an increase in gain on sale of government guaranteed loans of $2.3 million, partially offset by a decrease in government guaranteed loan fair value gains of $3.5 million. The decrease in fair value gains on government guaranteed loans was the result of not measuring any newly originated government guaranteed loans at fair value in the fourth quarter. The increase in the fourth quarter of 2024, as compared to the fourth quarter of 2023, was the result of the pre-tax gain on sale of two branch office properties of $11.6 million and an increase in gain on sale of government guaranteed loans of $1.4 million, partially offset by a decrease in fair value gains on government guaranteed loans of $4.8 million.
Noninterest income from continuing operations was $60.5 million for the year ended 2024, which was an increase from $49.8 million for the year ended 2023. The increase was primarily the result of the pre-tax gain on sale of two branch office properties of $11.6 million and an increase in gain on sale of government guaranteed loans of $3.7 million, partially offset by a decrease in fair value gains on government guaranteed loans of $5.9 million.
Noninterest Expense
Noninterest expense from continuing operations was $15.3 million in the fourth quarter of 2024 compared to $17.1 million in the third quarter of 2024 and $18.5 million in the fourth quarter of 2023. The decrease in the fourth quarter of 2024, as compared to the prior quarter, was primarily due to a decrease in compensation expense of $0.6 million and a decrease in loan origination and collection expense of $1.2 million. The decrease in the fourth quarter of 2024, as compared to the fourth quarter of 2023, was primarily due to lower compensation expense of $1.2 million and lower loan origination and collection expenses of $2.0 million.
Noninterest expense from continuing operations was $66.8 million for the year ended 2024 compared to $67.7 million for the year ended 2023. The decrease was the result of decreases in compensation expenses of $1.2 million, loan origination and collection expense of $1.0 million, and marketing and business development expenses of $1.3 million. The decreases were partially offset by increases in data processing expenses of $1.1 million, regulatory assessments of $0.4 million, and other noninterest expenses of $0.8 million.
Balance Sheet
Assets
Total assets increased $43.2 million, or 3.5%, during the fourth quarter of 2024 to $1.29 billion, mainly due to increases in loans held for investment of $24.1 million, cash and cash equivalents of $13.4 million, and right-of-use operating lease assets of $13.8 million, partially offset by a decrease in premises and equipment of $5.5 million. The increase in the right-of-use operating lease asset and decrease in premises and equipment was primarily the result of the fourth quarter 2024 sale-leaseback transaction. Compared to the end of the fourth quarter last year, total assets

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

increased $170.5 million, or 15.3%, driven by growth of loans held for investment of $150.8 million, higher cash and cash equivalents of $19.4 million, and an increase in right-of-use operating lease asset of $13.4 million, partially offset by a decrease in premises and equipment of $5.6 million.
Loans
Loans held for investment increased $24.1 million, or 2.3%, during the fourth quarter of 2024 and $150.8 million, or 16.5%, over the past year to $1.07 billion, due to originations in both conventional community bank loans and government guaranteed loans, partially offset by government guaranteed loan sales.
Deposits
Deposits increased $31.0 million, or 2.8%, during the fourth quarter of 2024 and increased $158.1 million, or 16.0%, from the fourth quarter of 2023, ending December 31, 2024 at $1.14 billion. During the fourth quarter, there were increases in noninterest-bearing deposit account balances of $5.7 million, interest-bearing transaction account balances of $8.9 million, and savings and money market deposit account balances of $19.1 million, partially offset by a decrease in time deposit balances of $2.7 million. The majority of the deposits are generated through the community bank in the Tampa Bay/Sarasota area. At December 31, 2024, approximately 74% of total deposits were insured by the FDIC. At times, the Bank has brokered time deposit and non-maturity deposit relationships available to diversify its funding sources. At December 31, 2024, September 30, 2024, and December 31, 2023, the Company had $112.1 million, $76.7 million, and $0.2 million, respectively, of brokered deposits.
Asset Quality
The Company recorded a provision for credit losses in the fourth quarter of $4.5 million, compared to provisions of $3.1 million for the third quarter of 2024 and $2.7 million during the fourth quarter of 2023.
The ratio of ACL to total loans held for investment at amortized cost was 1.54% at December 31, 2024, 1.48% as of September 30, 2024, and 1.64% as of December 31, 2023. The ratio of ACL to total loans held for investment at amortized cost, excluding government guaranteed loan balances, was 1.79% at December 31, 2024, 1.70% as of September 30, 2024, and 2.03% as of December 31, 2023. To date, we have not learned of a material loss to the Company as a result of the recent hurricanes. Therefore, additional loss reserves have not been deemed necessary.
Net charge-offs for the fourth quarter of 2024 were $3.4 million, which was an increase from $2.8 million for the third quarter of 2024 and $2.6 million in the fourth quarter of 2023. Annualized net charge-offs as a percentage of average loans held for investment at amortized cost were 1.34% for the fourth quarter of 2024, compared to 1.16% in the third quarter of 2024 and 1.27% in the fourth quarter of 2023. Nonperforming assets to total assets were 1.50% as of December 31, 2024, compared to 1.38% as of September 30, 2024, and 0.92% as of December 31, 2023. Nonperforming assets, excluding government guaranteed loan balances, to total assets were 1.06% as of December 31, 2024, compared to 0.88% as of September 30, 2024, and 0.74% as of December 31, 2023. As we discussed in previous quarters, the Bank developed an express modification program for SBA 7(a) borrowers to help those borrowers who are challenged with larger payments in the higher interest rate environment compared to interest rates at the time the loans were originated. To date, 496 SBA 7(a) borrowers have been offered loan modification options. These efforts have helped and are expected to continue to help reduce the risk of loss.
Capital
The Bank’s Tier 1 leverage ratio was 8.82% as of December 31, 2024, compared to 8.41% as of September 30, 2024, and 9.38% as of December 31, 2023. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 10.89% as of December 31, 2024, compared to 10.14% as of September 30, 2024, and 11.77% as of December 31, 2023. The total capital to risk-weighted assets ratio was 12.14% as of December 31, 2024, compared to 11.39% as of September 30, 2024, and 13.03% as of December 31, 2023.
Liquidity
The Bank's overall liquidity position remains strong and stable with liquidity in excess of internal minimums as stated by policy and monitored by management and the Board. The on-balance sheet liquidity ratio at December 31, 2024 was 9.17%, as compared to 9.33% at December 31, 2023. The Bank has robust liquidity resources which include

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

secured borrowings available from the Federal Home Loan Bank, the Federal Reserve, and lines of credit with other financial institutions. As of December 31, 2024, the Bank had no borrowings from the FHLB, the FRB or other financial institutions. This compares to $10.0 million of borrowings from the FHLB and no borrowings from the FRB or other financial institutions at September 30, 2024 and December 31, 2023.
Recent Events
Share Repurchase Program
The Company announced that its Board of Directors has adopted a share repurchase program. Under the repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares, over a period beginning on January 28, 2025, and continuing until the earlier of the completion of the repurchase, or December 31, 2025, or termination of the program by the Board of Directors.
First Quarter Common Stock Dividend. On January 28, 2025, BayFirst’s Board of Directors declared a first quarter 2025 cash dividend of $0.08 per common share. The dividend will be payable March 15, 2025 to common shareholders of record as of March 1, 2025. The Company has continuously paid quarterly common stock cash dividends since 2016.
Conference Call
BayFirst’s management team will host a conference call on Friday, January 31, 2025, at 9:00 a.m. ET to discuss its fourth quarter results. Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (800) 549-8228 to participate in the call using Conference ID 71006. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. It was named the best bank in Florida in 2024, according to Forbes and was the 9th largest SBA 7(a) lender by number of units originated and 16th largest by dollar volume nationwide through the SBA's quarter ended December 31, 2024. As of December 31, 2024, BayFirst Financial Corp. had $1.29 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Balance sheet data:
Average loans held for investment at amortized cost	$1,003,867	$948,528	$902,417	$855,040	$825,196
Average total assets	1,273,296	1,228,040	1,178,501	1,126,315	1,108,550
Average common shareholders’ equity	87,961	86,381	84,948	85,385	82,574
Total loans held for investment	1,066,559	1,042,445	1,008,314	934,868	915,726
Total loans held for investment, excl gov’t gtd loan balances	917,075	885,444	844,659	776,302	698,106
Allowance for credit losses	15,512	14,186	13,843	13,906	13,497
Total assets	1,288,297	1,245,099	1,217,869	1,144,194	1,117,766
Common shareholders’ equity	94,869	86,242	84,911	84,578	84,656
Share data:
Basic earnings per common share	$2.27	$0.18	$0.12	$0.11	$0.32
Diluted earnings per common share	2.11	0.18	0.12	0.11	0.32
Dividends per common share	0.08	0.08	0.08	0.08	0.08
Book value per common share	22.95	20.86	20.54	20.45	20.60
Tangible book value per common share (1)	22.95	20.86	20.54	20.45	20.60
Performance and capital ratios:
Return on average assets(2)	3.07%	0.37%	0.29%	0.29%	0.60%
Return on average common equity(2)	42.71%	3.48%	2.26%	2.06%	6.37%
Net interest margin(2)	3.60%	3.34%	3.43%	3.42%	3.48%
Dividend payout ratio	3.52%	43.98%	68.91%	75.27%	25.03%
Asset quality ratios:
Net charge-offs	$3,369	$2,757	$3,261	$3,652	$2,612
Net charge-offs/avg loans held for investment at amortized cost(2)	1.34%	1.16%	1.45%	1.71%	1.27%
Nonperforming loans(3)	$17,607	$15,489	$12,312	$9,877	$9,688
Nonperforming loans (excluding gov't gtd balance)(3)	$13,570	$10,992	$8,054	$7,568	$8,264
Nonperforming loans/total loans held for investment(3)	1.75%	1.62%	1.34%	1.15%	1.18%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment(3)	1.35%	1.15%	0.87%	0.88%	1.00%
ACL/Total loans held for investment at amortized cost	1.54%	1.48%	1.50%	1.62%	1.64%
ACL/Total loans held for investment at amortized cost, excl government guaranteed loans	1.79%	1.70%	1.73%	1.88%	2.03%
Other Data:
Full-time equivalent employees	299	295	302	313	305
Banking center offices	12	12	12	12	11
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Annualized
(3) Excludes loans measured at fair value

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share (Unaudited)
	As of
(Dollars in thousands, except for share data)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total shareholders’ equity	$110,920	$102,293	$100,962	$100,629	$100,707
Less: Preferred stock liquidation preference	(16,051)	(16,051)	(16,051)	(16,051)	(16,051)
Total equity available to common shareholders	94,869	86,242	84,911	84,578	84,656
Less: Goodwill	—	—	—	—	—
Tangible common shareholders' equity	$94,869	$86,242	$84,911	$84,578	$84,656

Common shares outstanding	4,132,986	4,134,059	4,134,219	4,134,914	4,110,470
Tangible book value per common share	$22.95	$20.86	$20.54	$20.45	$20.60

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2024	9/30/2024	12/31/2023
Assets	(Unaudited)	(Unaudited)
Cash and due from banks	$4,499	$4,708	$4,099
Interest-bearing deposits in banks	73,289	59,675	54,286
Cash and cash equivalents	77,788	64,383	58,385
Time deposits in banks	2,270	2,264	4,646
Investment securities available for sale, at fair value (amortized cost $40,279, $41,104, and $43,597 at December 31, 2024, September 30, 2024, and December 31, 2023, respectively)	36,291	37,984	39,575
Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $12, $13, and $17 (fair value: $2,346, $2,321, and $2,263 at December 31, 2024, September 30, 2024, and December 31, 2023, respectively)	2,488	2,487	2,484
Nonmarketable equity securities	4,526	4,997	4,770
Government guaranteed loans held for sale	—	595	—
Government guaranteed loans held for investment, at fair value	60,833	86,441	91,508
Loans held for investment, at amortized cost	1,005,726	956,004	824,218
Allowance for credit losses on loans	(15,512)	(14,186)	(13,497)
Net Loans held for investment, at amortized cost	990,214	941,818	810,721
Accrued interest receivable	9,155	8,537	7,130
Premises and equipment, net	33,249	38,736	38,874
Loan servicing rights	16,534	15,966	14,959
Right-of-use operating lease assets	15,814	2,018	2,416
Bank owned life insurance	26,513	26,330	25,800
Other real estate owned	132	—	—
Other assets	12,490	12,543	16,150
Assets from discontinued operations	—	—	348
Total assets	$1,288,297	$1,245,099	$1,117,766
Liabilities:
Noninterest-bearing deposits	$101,743	$95,995	$93,708
Interest-bearing transaction accounts	256,793	247,923	259,422
Savings and money market deposits	474,425	455,297	373,000
Time deposits	310,268	312,981	259,008
Total deposits	1,143,229	1,112,196	985,138
FHLB borrowings	—	10,000	10,000
Subordinated debentures	5,956	5,954	5,949
Notes payable	1,934	2,048	2,389
Accrued interest payable	1,036	1,114	882
Operating lease liabilities	14,510	2,271	2,619
Deferred income tax liabilities	301	1,488	482
Accrued expenses and other liabilities	10,411	7,735	8,980
Liabilities from discontinued operations	—	—	620
Total liabilities	1,177,377	1,142,806	1,017,059

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	12/31/2024	9/30/2024	12/31/2023
Shareholders’ equity:	(Unaudited)	(Unaudited)
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at December 31, 2024, September 30, 2024, and December 31, 2023; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210 shares issued and outstanding at December 31, 2024, September 30, 2024, and December 31, 2023; aggregate liquidation preference of $3,210 each period	3,123	3,123	3,123
Preferred stock, Series C; no par value, 10,000 shares authorized, 6,446 shares issued and outstanding at December 31, 2024, September 30, 2024, and December 31, 2023; aggregate liquidation preference of $6,446 at December 31, 2024, September 30, 2024, and December 31, 2023	6,446	6,446	6,446
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,132,986, 4,134,059, and 4,110,470 shares issued and outstanding at December 31, 2024, September 30, 2024, and December 31, 2023, respectively	54,764	54,780	54,521
Accumulated other comprehensive loss, net	(2,956)	(2,312)	(2,981)
Unearned compensation	(752)	(978)	(958)
Retained earnings	44,134	35,073	34,395
Total shareholders’ equity	110,920	102,293	100,707
Total liabilities and shareholders’ equity	$1,288,297	$1,245,099	$1,117,766

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Interest income:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$20,747	$20,442	$17,714	$78,831	$63,189
Interest-bearing deposits in banks and other	1,007	1,000	1,140	3,979	5,328
Total interest income	21,754	21,442	18,854	82,810	68,517
Interest expense:
Deposits	10,600	11,609	9,719	42,872	30,795
Other	501	384	258	1,912	1,291
Total interest expense	11,101	11,993	9,977	44,784	32,086
Net interest income	10,653	9,449	8,877	38,026	36,431
Provision for credit losses	4,546	3,122	2,737	14,726	10,445
Net interest income after provision for credit losses	6,107	6,327	6,140	23,300	25,986
Noninterest income:
Loan servicing income, net	582	918	677	3,100	2,826
Gain on sale of government guaranteed loans, net	8,425	6,143	6,977	28,252	24,553
Service charges and fees	451	447	555	1,794	1,721
Government guaranteed loans fair value gain, net	(80)	3,416	4,697	9,843	15,718
Government guaranteed loan packaging fees	773	903	1,588	4,105	3,664
Gain on sale of premises and equipment	11,649	—	—	11,649	—
Other noninterest income	476	445	197	1,726	1,273
Total noninterest income	22,276	12,272	14,691	60,469	49,755
Noninterest Expense:
Salaries and benefits	7,351	7,878	7,446	31,063	30,973
Bonus, commissions, and incentives	1,074	1,141	2,211	4,445	5,726
Occupancy and equipment	1,217	1,248	1,150	4,848	4,758
Data processing	1,749	1,789	1,422	6,745	5,611
Marketing and business development	390	532	640	2,050	3,336
Professional services	803	853	1,070	3,882	3,657
Loan origination and collection	758	1,956	2,728	6,391	7,425
Employee recruiting and development	445	595	510	2,186	2,177
Regulatory assessments	379	309	266	1,249	881
Other noninterest expense	1,169	763	1,023	3,923	3,163
Total noninterest expense	15,335	17,064	18,466	66,782	67,707
Income before taxes from continuing operations	13,048	1,535	2,365	16,987	8,034
Income tax expense from continuing operations	3,272	398	704	4,315	2,119
Net income from continuing operations	9,776	1,137	1,661	12,672	5,915
Loss from discontinued operations before income taxes	—	—	(8)	(92)	(283)
Income tax benefit from discontinued operations	—	—	(2)	(23)	(70)
Net loss from discontinued operations	—	—	(6)	(69)	(213)

Net income	9,776	1,137	1,655	12,603	5,702
Preferred dividends	385	385	341	1,541	965
Net income available to common shareholders	$9,391	$752	$1,314	$11,062	$4,737

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Basic earnings (loss) per common share:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Continuing operations	$2.27	$0.18	$0.32	$2.69	$1.21
Discontinued operations	—	—	—	(0.01)	(0.05)
Basic earnings per common share	$2.27	$0.18	$0.32	$2.68	$1.16

Diluted earnings (loss) per common share:
Continuing operations	$2.11	$0.18	$0.32	$2.64	$1.17
Discontinued operations	—	—	—	(0.02)	(0.05)
Diluted earnings per common share	$2.11	$0.18	$0.32	$2.62	$1.12

BayFirst Financial Corp. Reports Fourth Quarter 2024 Results
January 30, 2025

Loan Composition

(Dollars in thousands)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Real estate:
Residential	$330,870	$321,740	$304,234	$285,214	$264,126
Commercial	305,721	292,026	288,185	273,227	293,595
Construction and land	32,914	33,784	35,759	36,764	26,272
Commercial and industrial	226,522	200,212	192,140	182,264	177,566
Commercial and industrial - PPP	941	1,656	2,324	2,965	3,202
Consumer and other	93,826	92,546	85,789	63,854	47,287
Loans held for investment, at amortized cost, gross	990,794	941,964	908,431	844,288	812,048
Deferred loan costs, net	19,499	18,060	17,299	16,233	14,707
Discount on government guaranteed loans	(8,306)	(7,880)	(7,731)	(7,674)	(7,040)
Premium on loans purchased, net	3,739	3,860	4,173	4,252	4,503
Loans held for investment, at amortized cost, net	1,005,726	956,004	922,172	857,099	824,218
Government guaranteed loans held for investment, at fair value	60,833	86,441	86,142	77,769	91,508
Total loans held for investment, net	$1,066,559	$1,042,445	$1,008,314	$934,868	$915,726

Nonperforming Assets (Unaudited)

(Dollars in thousands)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Nonperforming loans (government guaranteed balances), at amortized cost, gross	$4,037	$4,497	$4,258	$2,309	$1,424
Nonperforming loans (unguaranteed balances), at amortized cost, gross	13,570	10,992	8,054	7,568	8,264
Total nonperforming loans, at amortized cost, gross	17,607	15,489	12,312	9,877	9,688
Nonperforming loans (government guaranteed balances), at fair value	—	24	341	94	—
Nonperforming loans (unguaranteed balances), at fair value	1,490	1,535	1,284	729	648
Total nonperforming loans, at fair value	1,490	1,559	1,625	823	648
OREO	132	—	1,633	404	—
Repossessed assets	36	94	—	—	—
Total nonperforming assets, gross	$19,265	$17,142	$15,570	$11,104	$10,336
Nonperforming loans as a percentage of total loans held for investment(1)	1.75%	1.62%	1.34%	1.15%	1.18%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment(1)	1.35%	1.15%	0.87%	0.88%	1.00%
Nonperforming assets as a percentage of total assets	1.50%	1.38%	1.28%	0.97%	0.92%
Nonperforming assets (excluding government guaranteed balances) to total assets	1.06%	0.88%	0.82%	0.70%	0.74%
ACL to nonperforming loans(1)	88.10%	91.59%	112.44%	140.79%	139.32%
ACL to nonperforming loans (excluding government guaranteed balances)(1)	114.31%	129.06%	171.88%	183.75%	163.32%
(1) Excludes loans measured at fair value
Note: Transmitted on Globe Newswire on January 30, 2025, at 4:00 p.m. ET.